Medical Device Contract Manufacturing Agreement

between

3D Biomedicine Science & Technology Co., Limited

and

Todos Medical USA, Inc.

Contract No.: [ ]

Table of Content

This agreement is dated as of June 4, 2020 by and between

(1) 3D Biomedicine Science & Technology Co., Limited (**上海思路迪生物医学科技有限公司**) incorporated and registered in the People's Republic of China whose registered office is at Building 2, 158 XinJunhuan Street, Pujiang Hi-tech Park, MinHang District, Shanghai, China (**Manufacturer**)

(2) Todos Medical USA, Inc. incorporated and registered in the State of Nevada in the United States of America with company number E4395492020-6 whose registered office is at 45 Wall Street, Suite 920, New York, NY 10005 (**Customer**)

WHEREAS,

(A) The Manufacturer carries on the business of manufacturing and selling certain medical devices in the People's Republic of China,

(B) The Customer sells medical devices in the Territory, and holds certain Customer Trademarks (as defined below) for such business in the Territory,

(C) The Customer intends to contract the manufacturing of certain medical devices ("**Products**") to the Manufacturer, and the Manufacturer intends to manufacture for and sell to the Customer such Products, as set forth in Schedule 1 hereto,

IT IS HEREBY AGREED THAT,

1. Manufacturing and sale of products

1.1 The Customer shall purchase, and the Manufacturer shall manufacture and deliver the Products, to the specifications and per the terms and conditions set forth thereunder.

1.2 Specification of the products

The Manufacturer warrants that all Products manufactured and sold by the Manufacturer to the Customer pursuant to this agreement will conform in all material respects to the following specifications, and the Manufacturer acknowledges and agrees that the Products shall be manufactured and delivered conforming to the following specification ("Specification"):

The provisions of IVDD Directive 98/79/EC by conformity assessment route Annex III (Section 6 of Annex III is not applicable).

The Manufacturer specifically disclaims the implied warranties of merchantability, fitness for a particular purpose and non-infringement. **ALL OTHER WARRANTIES OR CONDITIONS (WHETHER EXPRESS OR IMPLIED) AS TO QUALITY, CONDITION, DESCRIPTION, COMPLIANCE WITH SAMPLE OR FITNESS FOR PURPOSE (WHETHER STATUTORY OR**

OTHERWISE) OTHER THAN THOSE EXPRESSLY SET OUT IN THIS AGREEMENT ARE EXCLUDED FROM THIS AGREEMENT TO THE FULLEST EXTENT PERMITTED BY LAW.

The Customer acknowledges and agrees that,

(a) it accepts the Specifications as set forth hereunder,

(b) it will conduct quality inspections of the Products before they are being put into uses,

(c) the Manufacturer (as exporter) shall not be held liable for any uses without quality inspection, uses of Products determined off-spec per quality inspection, or any damages caused by the Customer, an importer, or another third party's improper uses, maintenance, or warehousing of the Products, and

(d) it will provide aftersales services including assembly, maintenance, technical support, training or otherwise to the extent required by the laws applicable in the Territory, for a term of 2 years or such longer term as required by applicable laws of relevant Territory after sale of relevant Products or other terms as required by the laws applicable in the Territory, *provided that* the Manufacturer shall provide necessary training and spare parts to be purchased by the Customer.

1.3 The Customer shall be entitled to reject any quantity of the Products which do not comply with the warranty ("**Warranty**") given above, *provided that* any purported rejection is made no later than 3 days from the date of delivery.

2. Import licenses

The Customer is responsible for obtaining, at its own cost, and in the name of the Customer in writing, such registrations, filings, approvals, authorizations or any other documents including but not limited to applicable medical device import licenses ("Import Licenses") as are required by applicable laws and regulations from time to time for the purpose of importing, marketing, selling, and / or distributing the Products in the Territory. As required by the Manufacturer, the Customer shall make Import Licenses available to the Manufacturer, and, to the extent by required Chinese laws and regulations from time to time, consents, acknowledgment, statement, or otherwise, for exporting the Products to the Territory.

3. Customer Trademarks and Distribution

3.1 The Customer authorizes the Manufacturer to affix and apply the Customer Trademarks to the Products as directed by Customer for the sole purpose of manufacturing the Products pursuant to this agreement. The Manufacturer shall not use the Customer Trademarks for any other purpose. The Manufacturer acquires no right to Customer Trademarks by its use, and all uses by Manufacturer of the Customer Trademarks will inure to Customer's sole benefit. As used herein, "Customer Trademarks" means those trademarks, trade names, service marks, slogans, designs, distinctive advertising, labels, logos, and other trade-

identifying symbols as are or have been developed and used by Customer or any of its subsidiaries or affiliate companies and which Customer owns or has the right to use.

3.2 The Customer shall, or shall authorize the Manufacturer in writing to, register the Manufacturer as an authorized user of the Customer Trademarks with relevant customs authorities of the People's Republic of China, in order that relevant Products may be exported from China to the Territory.

3.3 The Manufacturer will be fully paid by the Customer, for any equipment, materials, and tooling purchased by the Manufacturer at such prices and in such quantity as agreed by the parties, and correctly reflected in relevant purchase orders, in order to manufacture and apply the Customer Trademarks to the Products.

3.4 On termination of this agreement, the Manufacturer will cease to use any Customer Trademarks on the Products unless such use has been agreed by the parties, and at a written request and at the cost of the Customer, return to the Customer or a party designated by the Customer such equipment, materials, and tooling in the possession of the Manufacturer which have been fully paid by the Customer but will not be used on any Products to a location in the People's Republic of China

3.5 The Customer shall only be permitted to distribute the Products using the Customer Trademarks to third parties in the United States ("**Territory**") for the term of this agreement. By allowing distribution in the Territory, the Manufacturer does not grant or transfer its Intellectual Property Rights to the Customer, and it shall not be deemed having given any warranty or held liable relating to any sub-distributor or end users of the Customer.

3.6 The Customer shall be granted an exclusive distribution right for 3DMed 2019-nCoV RT-qPCR Detection Kit regarding the Territory, upon its fulfilling the following four conditions

(a) the Customer has acquired approval of Emergency Use Authorization (**EUA**) by the United States Food and Drug Administration (**FDA**) within timelines as set forth in Article 4 hereunder,

(b) the Customer has acquired the Import Licenses as set forth in Article 2, and

(c) the Customer has started to place and fully paid such order(s) of Products as set forth in Schedule 5 hereto hereunder within seven (7) business days from approval of EUA, and

(d) the Customer has, within 60 days from approval of EUA, placed and fully paid orders of cumulative value of US$12,000,000 in a form attached as Schedule 3 hereto (which shall include all sales of Customer of Manufacturer's Products under Medical Device Distribution Agreement between 3D Biomedicine Science & Technology Co., Limited and Todos Medical USA, Inc. executed on the same date as this Agreement), and of Products as set forth in Schedule 4 hereto.

The Manufacturer shall issue a letter to the Customer upon fulfilment of the foregoing conditions, to the effect that the Customer be granted an exclusive distribution right for a

term not longer than that of this agreement. If the Customer fails to achieve one of the conditions, the Customer will only have the nonexclusive distribution right.

3.7 After the exclusive distribution rights has been granted subject to this Article 3, the exclusive distribution rights may be terminated by the Manufacturer upon 45 days prior written notice to the Customer in the event that, the Customer has not placed and fully paid such orders with an accumulative purchase value (tax inclusive) as reflected in the sales forecast attached as Schedule 5 hereto.

3.8 For the avoidance of doubt, after granting an exclusive distribution right, the Manufacturer may introduce buyers to the Customer, in order to provide the Customer with the resource of orders from such buyers introduced by the Customer ("**3DMed Sales**"). For 3DMed Sales, the Customer will sign the sales contract with the buyers, and provide all related services, trainings, maintenance, and other aftersales or technical support as well. For 3DMed Sales, the price of Products of purchase order to be placed with the Manufacturer is as set forth in Schedule 2.

3.9 The Customer may appoint sub-distributors, *provided that* it has informed the Manufacturer and obtained the prior written approval from the Manufacturer as to such appointment. The term and territory of each sub-distribution shall not go beyond that for the Customer.

The Customer shall be liable to the Manufacturer for any and all the activities of its sub-distributors which breach the foregoing paragraph and / or infringes upon the Manufacturer's rights or interest, as if such breach or infringement were committed by the Customer.

4. EUA application

4.1 Within 2 days from the execution of this agreement, the Manufacturer shall, per the Customer's written request, provide material and Confidential Information of the Products and technical support of 3DMed 2019-nCoV RT-qPCR Detection Kit to the extent that such information and support is required for obtaining EUA for the Products.

4.2 Within 3 days from the transferring material and Confidential Information for EUA application , the Customer and Manufacturer shall agree on timeline to submit EUA for nasopharyngeal/oropharyngeal swab sample collection method, which is expected to be within 7 days of receipt by Customer of 300 additional extraction & qPCR reagents from Manufacturer , and within (45) days from the submission, the Customer shall use its reasonable best efforts to obtain the EUA approval from FDA. For the purpose of such EUA approval, the Customer shall specify in its application to the FDA that 3D Biomedicine Science & Technology Co., Limited is the manufacturer of the Products, with necessary and accurate information identifying the manufacturer including without limitation its name, country of incorporation, contact information, company registration number and otherwise required for the EUA application.

4.3 Within 5 years from the date of receiving the Confidential Information, the Customer shall refrain from registering by itself or through a third-party any medical devices similar to the Products with FDA or its equivalent in any jurisdiction worldwide, except for registrations which have been in process before the date of this Agreement, and has been disclosed to the Manufacturer.

4.4 The Customer shall not, without the Manufacturer's prior written authorization, design, manufacture, or market, or permit any third party to design, manufacture, or market products by way of contract manufacturing or otherwise, utilizing the Confidential Information provided by the Manufacturer for the FDA Authorization of relevant Products, whether such Confidential Information is patentable or not.

4.5 In the event that the Customer has not received the approval of EUA in accordance with the time schedule in Article 4.2, the Manufacturer is entitled to engage another company whether on behalf of the Manufacturer or in its own capacity to apply for FDA Authorization for the Products or other products not named in the scope of this Agreement.

5. Delivery of the products

5.1 Term of shipment and shipment time will be specified in relevant Purchase Order.

5.2 The Customer shall be responsible for the costs, fees, and other expenses relating to the loading and unloading of the Products.

Notwithstanding the foregoing, the Products shall be deemed have been delivered when they are delivered into the custody of the carrier at Shanghai Airport ("**Delivery Point**").

The Products shall be delivered in one or more shipment, in such amount and on such estimated date(s) as specified in the Purchase Order.

5.3 The Customer shall be responsible for appointing the carrier responsible for shipping the Products to the Customer's warehouse.

5.4 Delivery of the Products shall take place at the Delivery Point. Acceptance of any change to the Delivery Point requested by the Customer shall be at the Manufacturer's sole discretion and the Customer shall be liable for any additional Expenses incurred by the Manufacturer as a result of such change. The Manufacturer shall arrange for suitable transport to the Delivery Point. On delivery, the Manufacturer (or its appointed carrier) shall provide the Customer with such export documents as are necessary and which the Customer is unable to prepare together with a delivery note.

5.5 The Manufacturer shall not be liable for delay(s) in delivery due to a force majeure event.

5.6 The Customer shall, within 3 days of the arrival of each delivery of the Products at the Delivery Point, give written notice of rejection to the Manufacturer on account of any defect

by reason of which the Customer alleges that the Products delivered do not comply with the warranty given hereunder and which was apparent on reasonable inspection.

5.7 If the Customer fails to give notice as specified hereunder then, except in respect of any defect which is not one which would be apparent on reasonable inspection, the Products shall conclusively be presumed to comply with the warranty given hereunder and, accordingly, the Customer shall be deemed to have accepted the delivery of the Products in question and the Manufacturer shall have no liability to the Customer with respect to that delivery (except in relation to liability for any latent defects).

5.8 If the Customer alleges that any Products are defective, it shall, if so requested by the Manufacturer, return the relevant Products (unaltered and unrepaired) to the Manufacturer for inspection as soon as possible and at its own risk and expense.

5.9 If the Customer rejects any delivery of the Products which do not comply with the warranty given hereunder, the Manufacturer shall, within 15 days of the Manufacturer accepting that the Products do not comply with the Warranty:

(a) supply replacement Products which comply with the warranty given hereunder, in which event the Manufacturer shall be deemed not to be in breach of this agreement or have any liability to the Customer for the rejected Products; or

(b) notify the Customer that it is unable to supply replacement Products, in which case the Manufacturer shall grant to the Customer a credit ("**Credit**") equal to the value of the Products which the Manufacturer agrees do not comply with the warranty given hereunder.

5.10 The Manufacturer's reasonable decision as to whether the Products comply with the Specification shall be final.

6. Prices, order and payment

6.1 The Customer shall place orders for the Products by means of written purchase orders delivered to the Manufacturer ("Purchase Order(s)"). All orders are subject to written acceptance by the Manufacturer ("Accepted Purchase Order(s)"). The Manufacturer shall reply to each Purchase Order within two (2) business days of receipt thereof. If the Manufacturer does not reply to a Purchase Order within two (2) business days, such Purchase Order will be deemed as having been rejected by the Manufacturer.

6.2 The Customer shall, in respect of each order for the Products to be supplied hereunder, be responsible for:

(a) ensuring the accuracy of the Purchase Order (Purchase Order template refer to Schedule 3 of this agreement);

(b) providing the Manufacturer with any information which is necessary in order to enable the Manufacturer to fulfil the Purchase Order and to comply with all labelling, marketing and other applicable legal requirements in the Territory;

(c) obtaining any necessary import licenses, certificates of origin or other requisite documents, and paying all applicable customs, duties and taxes in respect of the import of the Products into the Territory and their resale in the Territory in each single case, if any import of the Products is deemed to be necessary.

6.3 Product Prices and minimum purchase quantities requirements of per Purchase Order by Customer is specified in Schedule 1 of this agreement.

6.4 Payment arrangement will be specified in the Purchase Order.

6.5 If the Customer fails to pay the price of the Accepted Purchase Order timely, and fails to cure within 5 days after the Manufacturer's written notice, the Manufacturer may terminate the Accepted Purchase Order and charge 50% of the price of Accepted Purchase Order as damages.

6.6 If the Customer is required under any applicable law to withhold or deduct any amount from the payments due to the Manufacturer, the Customer shall increase the sum it pays to the Manufacturer by the amount necessary to leave the Manufacturer with an amount equal to the sum it would have received if no such withholdings or deductions had been made.

6.7 The time for payment shall be of the essence and no payment shall be deemed to have been made until the Manufacturer has received payment in cleared funds, which shall be evidenced by the Manufacturer's bank's confirmation that such amount is received into the Manufacturer's bank account.

6.8 All amounts due under this agreement shall be paid by the Customer to the Manufacturer in full without any set-off, counterclaim, deduction or withholding (other than any deduction or withholding of tax as required by law).

7. Title and risk

7.1 Risk in and responsibility for the Products shall pass to the Customer once they have been delivered to the carrier appointed to deliver the Products to the Delivery Point.

8. Changes

8.1 Termination of this agreement by the Customer is subject to the Manufacturer's approval.

8.2 Order Cancellation & Product Return

(a) Cancellation of Accepted Purchase Order by Customer is subject to the Manufacturer's approval and twenty percent (20%) of the price of such ordered products as the cancellation charges.

(b) Any product return requested by Customer after the shipment and due to Customer's reason is subject to the Manufacturer's approval. Customer shall bear all the cost and expense may be incurred in connection with the product return.

9. Intellectual property rights

9.1 The Products contain certain intellectual properties ("**Intellectual Property Rights**") of the Manufacturer. For the purpose of this agreement, Intellectual Property Rights include patents, rights to inventions, copyright and related rights, moral rights, trademarks and service marks, business names and domain names, rights in get-up and trade dress, goodwill and the right to sue for passing off or unfair competition, rights in designs, rights in computer software, database rights, rights to use, and protect the confidentiality of, confidential information (including know-how and trade secrets) and all other intellectual property rights, in each case whether registered or unregistered and including all applications and rights to apply for and be granted, renewals or extensions of, and rights to claim priority from, such rights and all similar or equivalent rights or forms of protection which subsist or will subsist now or in the future in any part of the world in or associated with the Products.

9.2 The Customer acknowledges that:

(a) the Intellectual Property Rights, except for any Customer Trademarks, are the Manufacturer's property, and the Manufacturer owns all rights, title and interest in or to any Intellectual Property Rights with respect to the Products, and Customer has no and shall have no such rights with respect thereto, and.

(b) nothing in this agreement shall be construed as conferring any license or granting any rights in favour of the Customer in relation to the Intellectual Property Rights.

9.3 The Customer shall not use (other than pursuant to this agreement) or seek to register any trademark or trade name (including any company name) or any other Intellectual Properties of the Manufacturer, which are identical to, confusingly similar to or incorporates any trade mark or trade name which the Manufacturer or any associated company of Manufacturer owns or claims rights in anywhere in the world.

9.4 The Customer shall promptly and fully notify the Manufacturer of:

(a) any actual, threatened or suspected infringement of any Intellectual Property Rights which comes to the Customer's notice; and

(b) any claim by any third party that comes to the Customer's notice that the sale or advertisement of the Products infringes the rights of any person.

9.5 The Customer agrees to do all such things as may be reasonably required to assist the Manufacturer in taking or resisting any proceedings in relation to any infringement or claim referred to herein.

9.6 The Manufacturer shall reimburse the Customer with an amount equal to any reasonable cost, expense or legal fees incurred at the Manufacturer's written request or authorization and shall indemnify the Customer against any liability assessed against the Customer by final judgement on account of an infringement.

9.7 In the event of any claim, proceeding or suit by a third party against the Customer alleging an infringement of any Intellectual Property Right connected with the Products, except for that relating to the use of the Customer Trademarks on the Products, the Manufacturer shall, at the written request of the Customer, defend the Customer at the Manufacturer's expense, subject to:

(a) the Customer promptly notifying the Manufacturer in writing of any such claim, proceeding or suit; and

(b) the Manufacturer being given sole control of the defense of the claim, proceeding or suit,

and *provided that* the Manufacturer shall not be liable for infringements to the extent that they arise out of or in connection with modifications to the Products made by anyone except the Manufacturer or its authorised representative, or out of use or combination of the Products with products or third party materials not specified or expressly approved in advance in writing by the Manufacturer, or where the claim, proceeding or suit arises from the Manufacturer's adherence to the Customer's requested changes to the Specification or from infringing items of the Customer's origin, design or selection.

9.8 In the event of any claim, proceeding or suit by a third party against the Manufacturer alleging an infringement of any intellectual property rights connected with the Products relating to the use of the Customer Trademarks on the Products, the Customer shall, at the written request of the Manufacturer, defend the Manufacturer at the Customer's expense, subject to:

(a) the Manufacturer promptly notifying the Manufacturer in writing of any such claim, proceeding or suit; and

(b) the Customer being given sole control of the defense of the claim, proceeding or suit.

10. Confidentiality

10.1 Each party undertakes that it shall not at any time during this agreement, and for a period of 5 years after termination of this agreement, disclose to any person any confidential information concerning the business, affairs, customers, clients or manufacturers of the other party or of any member of the group of companies to which the other party belongs, except as expressly permitted hereunder.

10.2 It is acknowledged that the Manufacturer will provide the Customer with certain information ("**Confidential Information**") which is confidential in nature, and the disclosure

or unauthorized uses of it may cause damages to the Manufacturer. Confidential Information shall include but not limited to assay design, protocols, kit formulations, manufacturing/QC processes, know-how, trade secrets, drawings, customer lists, business plan, financial status, operation results and any other information which relates to the Manufacturer or its affiliates' products, business, and operations] provided by the Manufacturer or its affiliates.

10.3 The Customer undertakes that it shall not at any time during this agreement, and for a period of 5 years after termination of this agreement, disclose to any person any Confidential Information, except as expressly permitted hereunder. Otherwise, it is agreed by the parties that liquidated damages of US$54,000,000 would reflect the fair value of the breached Confidential Information as if it was transferred at fair market value.

10.4 Each party may disclose the other party's confidential information:

(a) to its employees, officers, representatives or advisers who need to know such information for the purposes of exercising the party's rights or carrying out its obligations under or in connection with this agreement. Each party shall ensure that its employees, officers, representatives or advisers to whom it discloses the other party's confidential information comply with this clause; and

(b) as may be required by law, a court of competent jurisdiction or any governmental or regulatory authority, or a stock exchange on which a party is or will be traded.

10.5 No party shall use any other party's confidential information for any purpose other than to exercise its rights and perform its obligations under or in connection with this agreement.

11. Duration and termination

11.1 This agreement shall come into effect upon the date of execution and shall be effective for a period of five (5) years.

11.2 The Manufacturer may terminate this agreement by giving written notice to the Customer if the Customer commits a material breach of or fails to perform or observe any agreement or conditions herein contained and on the part of the Customer to be performed or observed, and shall not have remedied such breach or failure to perform or observe within ten (10) days of a notice requiring the remedy of such breach of failure to perform or observe.

11.3 Following the early termination of this agreement for any reason whatsoever, the Manufacturer shall be entitled (at its option) to cancel any order which has not yet been delivered, except for orders for which Manufacturer has accepted and received full payment, which in that case must be fulfilled in full.

11.4 Termination or expiry of this agreement shall not affect any rights, remedies, obligations or liabilities of the parties that have accrued up to the date of termination or expiry, including the

right to claim damages in respect of any breach of the agreement which existed at or before the date of termination or expiry.

12. Force majeure

12.1 Neither party shall be in breach of this agreement nor liable for delay in performing, or failure to perform, any of its obligations under this agreement if such delay or failure result from events, circumstances or causes beyond its reasonable control. In such circumstances the time for performance shall be extended by a period equivalent to the period during which performance of the obligation has been delayed or failed to be performed. If the period of delay or non-performance continues for 20 days, the party not affected may terminate this agreement by giving a 5 days' written notice to the affected party. An obligation to pay is NOT affected by a force majeure event for the avoidance of doubt.

12.2 A force majeure event includes but not limited to Acts of God, floods, fire, riot, lockout, strike, war, change of law and regulatory requirements, and government order. A force majeure event in particular includes a government order which requests seizure of goods or manufacturing assets, disruption of transportation, lockdown, additional regulatory requirements of or prohibition on exportation and / or importation of the Products, and recall of Products, whether aiming to address the COVID-19 pandemic or otherwise.

13. Entire agreement

This agreement constitutes the entire agreement between the parties and supersedes and extinguishes all previous agreements, promises, assurances, warranties, representations and understandings between them, whether written or oral, relating to its subject matter.

14. Limitation of liability

14.1 The Manufacturer's total liability in contract, tort (including negligence), misrepresentation or otherwise in relation to this agreement shall be limited to US$10,000 **OR** 5% of the price paid for the Products whichever is lower.

14.2 Manufacturer shall not be liable to the Customer for:

(a) any indirect, special or consequential loss or damage; or

(b) incurring of liability for loss or damage of any nature whatsoever suffered by third parties (including in each case incidental and punitive damages); or

(c) any loss of actual or anticipated profit, interest, revenue, anticipated savings or business or damage to goodwill,

even if the Manufacturer is advised in advance of the possibility of any such losses or damages.

14.3 The Manufacturer shall not be liable for any losses arising from the Customer's subsequent use or misuse of the Products including (without limitation):

(a) fair wear and tear;

(b) willful damage;

(c) the Customer's negligence, or that of its agents or employees, or any failure to follow the Manufacturer's instructions as to use of the Products;

(d) abnormal working conditions beyond those referred to in the Specification;

(e) any alteration or repair of the Products after the Delivery Point by any manufacturing process or otherwise, save for any latent defect which means that the Product did not comply with the Specification;

(f) the Products manufactured and / or delivered in compliance with the Customer's designs, specifications, instructions or technical requirements; and

(g) uses of the Product with products not supplied by the Manufacturer.

14.4 The Manufacturer is not liable for a defect in the Products unless it is notified to the Manufacturer within 10 days of the date of delivery.

14.5 The Manufacturer is not liable for:

(a) shortages in the quantity of Products delivered in excess of those permitted by then applicable laws and regulations; or

(b) damage to or loss of all or part of the Products in transit.

14.6 The Customer acknowledges and agrees that the prices of the Products reflect the limitations of liability contained in this agreement.

15. Assignment

The Customer shall not, without the prior written consent of the Manufacturer, assign, transfer, mortgage, charge, subcontract, declare a trust over or deal in any other manner with any of its rights and obligations under this agreement.

16. Dispute Resolution

16.1 If an dispute is not resolved within 30 days after service of a consultation notice by either party, the dispute shall be finally resolved by Shanghai International Arbitration Center ("**SHIAC**") in accordance with its then arbitral rules.

16.2 The arbitration process shall be administered by 3 arbitrators appointed according to then applicable SHIAC rules, and conducted in English in Shanghai, according to the laws of the People's Republic of China.

17. No partnership or agency

17.1 Nothing in this agreement is intended to, or shall be deemed to, establish any partnership or joint venture between any of the parties, constitute any party the agent of another party, or authorise any party to make or enter into any commitments for or on behalf of any other party.

17.2 Each party confirms it is acting on its own behalf and not for the benefit of any other person.

18. Costs

Except as expressly provided in this agreement, each party shall pay its own costs incurred in connection with the negotiation, preparation, and execution of this agreement and any documents referred to in it.

19. Announcements

No party shall make, or permit any person to make, any public announcement concerning this agreement without the prior written consent of the other parties (such consent not to be unreasonably withheld or delayed), except as required by law, any governmental or regulatory authority (including, without limitation, any relevant securities exchange), any court or other authority of competent jurisdiction.

20. Amendment and waiver

20.1 No variation of this agreement shall be effective unless it is in writing and signed by the parties (or their authorised representatives).

20.2 No failure or delay by a party to exercise any right or remedy provided under this agreement or by law shall constitute a waiver of that or any other right or remedy, nor shall it prevent or restrict the further exercise of that or any other right or remedy. No single or partial exercise of such right or remedy shall prevent or restrict the further exercise of that or any other right or remedy.

21. Third party rights

No person who is not party to this agreement shall have any right to enforce any term of this agreement.

22. Notices

22.1 Any notice or other communication given to a party under or in connection with this agreement shall be in writing and shall be:

(a) delivered by hand or by reputable courier services at its registered office; or

(b) sent by fax to its main fax number; or

(c) sent by email to the most recent email address given in writing.

22.2 Any notice or communication shall be deemed to have been received:

(a) if delivered by hand, on signature of a delivery receipt or at the time the notice is left at the proper address;

(b) if sent by courier services, on the business day of delivery as recorded by the delivery service;

(c) if sent by fax or e-mail, the same business day upon confirmation of transmission.

23. Miscellaneous

23.1 This agreement and any dispute or claim arising out of or in connection with it or its subject matter or formation (including non-contractual disputes or claims) shall be governed by and construed in accordance with the laws of the People's Republic of China.

For the avoidance of doubt, the United Nations Convention on the International Sale of Goods shall not apply to this agreement. The International Chamber of Commerce's (ICC) Incoterms® Rules shall apply but where they conflict with this agreement, this agreement shall prevail.

23.2 If any provision or part-provision of this agreement is or becomes invalid, illegal or unenforceable, it shall be deemed modified to the minimum extent necessary to make it valid, legal and enforceable. If such modification is not possible, the relevant provision or part-provision shall be deemed deleted. Any modification to or deletion of a provision or part-provision under this clause shall not affect the validity and enforceability of the rest of this agreement.

23.3 The Customer will conduct all its activities in accordance with the highest standards of ethics and fairness. The Customer will comply with all applicable laws and regulations in performing its obligations under this agreement.

Neither the Customer, nor any of its directors, officers, employees, or agents will make or offer to make any payment or gift in connection with this agreement directly or indirectly to any third party, including any employee, officer, or representative of any governmental entity or instrumentality or to any foreign political party, or candidate in violation of applicable law. Any violation of this clause will be deemed justification by the Manufacturer for immediate termination of this agreement.

23.4 This agreement may be signed electronically in counterparts, and each and all original constitutes a same document. An electronic copy of this agreement fully signed by the parties and exchanged by email or facsimile shall have the same force and effect as if it has been signed in hard copies.

3DMed

NOW, IN WITNESS WHEREOF, the parties have caused their authorized representatives to duly execute this agreement on the date first above written.

Todos Medical USA, Inc.	**3D Biomedicine Science & Technology Co., Limited** **上海思路迪生物医学科技有限公司**
By DocuSigned by: Gerald Commissiong 3219B60A7CA2428...	By ______ 上海思路迪生物医学科技有限公司
Print Name : Gerald Commissiong	Print Name : Lei Xiong
Title: CEO	Title: CEO

3DMed

Schedule 1 **Products and Price**

Subject to the cumulative volume of Products ordered, Product Prices vary as follows:

INCOTERM: FOB

Product Name	Specification	Volume(MOQ)	Unit Of Measurement (UOM)	Unit Price(USD)
3DMed 2019-nCoV RT-qPCR Detection Kit(新型冠状病毒 2019-nCoV 核酸检测试剂盒) 3DMed 2019-nCoV RT-qPCR Detection Kit(新型冠状病毒 2019-nCoV 核酸检测试剂盒)	100 tests per kit	50K≤N＜100K	test	8.00
		100,000≤N＜200,000 tests	test	7.00
		200,000≤N＜1,000,000tests	test	6.5
		N≥1,000,000tests	test	6.00

Specification:

The Products meet the provisions of IVDD Directive 98/79/EC by conformity assessment route Annex III (Section 6 of Annex III is not applicable).

Schedule 2 **Products and Price for 3DMed Sales**

Subject to the cumulative volume of Products ordered, Product Prices vary as follows:

INCOTERM: FOB

Product Name	Specification	Volume(MOQ)	Unit Of Measurement (UOM)	Unit Price(USD)
3DMed 2019-nCoV RT-qPCR Detection Kit(新型冠状病毒 2019-nCoV 核酸检测试剂盒) 3DMed 2019-nCoV RT-qPCR Detection Kit(新型冠状病毒 2019-nCoV 核酸检测试剂盒)	100 tests per kit	50K≤N＜100K	test	10
		100,000≤N＜200,000 tests	test	9.00
		200,000≤N＜1,000,000tests	test	8.5
		N≥1,000,000tests	test	8.00

Specification:

The Products meet the provisions of IVDD Directive 98/79/EC by conformity assessment route Annex III (Section 6 of Annex III is not applicable).

3DMed

Schedule 3 Purchase Order Template

Contracting Manufacture Agreement Number: [   ]
Order Number: [   ]

Consignee:
Address:
[   ]

From Manufacturer:
3D Biomedicine Science & Technology Co., Limited
上海思路迪生物医学科技有限公司

1. **Term of shipment: [a]**

(a) FOB Shanghai Airport

(b) CIF [Destiny Port]

2. **Payment arrangement:**

The Customer shall, within [3] days after the date of this agreement, [b]

(a) pay the full price of the Products before each shipment in the designated currency

(b) pay 50% of the purchase price of each shipment as non-refundable prepayment before the Manufacturer starts production, and 50% before the Manufacturer delivers relevant shipment, in the designated currency

by wire transfer to the Manufacturer's bank account set out below:

[Beneficiary:

Account bank:

Account number:]

(c) pay [ ]% Price of the Products by Telegraphic Transfer("T/T") as prepayment; and 2) pay the balance of [ ]% Price of the Products by an irrevocable and transferrable letter of credit at sight with a T/T reimbursement clause, which letter of credit shall be issued by [name of bank] and confirmed by [name of bank] in favor of the Manufacturer no later than [30 days prior to each shipment], which shall be valid for negotiation until the 15th day after the month of shipment. The form of the L/C is attached hereto.

3DMed

3. Products:

No.	Products	Packaging Specification/Product Type	Storage conditions	Manufacturers	Unit	Unit Price (USD)	Quantity	Amount (USD)
4	新型冠状病毒检测试剂盒 3DMed 2019-nCoV RT-qPCR Detection Kit	100T (100 Tests/Kit)	-25 ℃ to -15 ℃	3DMed	Per test	[ ]	[ ]	[ ]
							Total Amount：	[ ]
	AMOUNT：SAY [US DOLLARS] ONLY							

Specification:

The Products meet the provisions of IVDD Directive 98/79/EC by conformity assessment route Annex III (Section 6 of Annex III is not applicable).

4. Delivery Schedule

No.	Products	Quantity and Price Payable	Estimated Shipment Dates
1	[ ]	[ ] tests US$[amount] before [date]	[date]
2	[ ]	[ ] tests US$[amount] before [date]	[date]

NOW, IN WITNESS WHEREOF, the parties have caused their authorized representatives to duly execute this Purchase Order.

Order by: Todos Medical USA, Inc.	Accepted by: 3D Biomedicine Science & Technology Co., Limited 上海思路迪生物医学科技有限公司

3DMed

By ______________________	By ______________________
Print Name : Gerald Commissiong	Print Name : Lei Xiong
Title: CEO	Title: CEO
Date:	Date:

Schedule 4 Volume and Amount of Products for exclusive distribution right

Product Name	Specification	First Order volume	Unit price($)	Amount($)
3DMed 2019-nCoV RT-qPCR Detection Kit(新型冠状病毒 2019-nCoV 核酸检测试剂盒)	100 tests per kit	1.333M tests	6	8,000,000
Total				8,000,000

3DMed

Schedule 5 Sales Forecast by the Customer of the year 2020

Order Volume forecast of 2020								
	Territory	June	July	August	September	October	November	December
PCR Kits(tests)	US		150,000	300,000	400,000	400,000	400,000	400,000
	International	300,000	300,000	300,000	300,000	300,000	300,000	300,000

ANDiS 350(set)	US	18	36	36	24	
	International	3	9	9	6	
Extraction kits(tests)	US	342,000	684,000	684,000	456,000	342,
	International	57,000	171,000	171,000	114,000	57,0